Exhibit 10.20
SOCIAL FINANCE, INC.
Letterman Digital Arts Center
One Letterman Drive, Building A
Suite 4700
San Francisco, CA 94129
May 15, 2019
Jennifer Nuckles
Sent via email:
Dear Jennifer,
Social Finance, Inc., a Delaware corporation (the "Company"), is pleased to offer you employment with the Company on the terms described below.
1.    Position. You will start in a full-time position as Head of Lantern Partnerships and Content, and you will report directly to the Company's Chief Executive Officer, Anthony Noto. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.    Compensation and Employee Benefits. You will be paid a starting salary of $350,000 per year, payable on the Company's regular payroll dates. You are eligible for a discretionary bonus of 80% of your base salary, dependent upon Company as well as individual performance, in accordance with the Company's annual bonus plan. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that will be sent to you under separate cover.
3.    Restricted Stock Units. Subject to the approval of the Company's Board of Directors, you will be granted 180,000 restricted stock units ("RSUs"). The vesting commencement date for your RSUs will be the next Stock Committee approval date following your start date; approval dates are quarterly on the 14th of the third month. You will vest in 25% of the RSU on the 12-month anniversary of your vesting commencement date. 1/16 of the total RSUs will vest in quarterly installments thereafter, provided you remain employed with the Company. The RSU grant will be subject to the terms and conditions of the Company's standard form of award agreement applicable to RSUs granted under the 2011 Stock Plan, as described therein and in the applicable RSU agreement, which you will be required to sign. Your grant will include language stating that 50% of the then unvested RSUs will vest and become exercisable upon the occurrence of a Change of Control as defined in the Company's Stock Plan and such other terms as stated in the grant agreement.
4.    Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the

Company, to sign the Company's enclosed standard Confidential Information and Invention Assignment Agreement.
5.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's Chief Executive Officer.
6.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
7.    Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
8.    Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.
9.    Background Check. This employment offer is contingent upon our satisfaction with the results a reference check and criminal history and background checks.
[Signature Page Follows]

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on May 17, 2019.
We look forward to having you join us, with an anticipated start date of TBD.
Very truly yours,
SOCIAL FINANCE, INC.

By:	/s/ Anna Avalos
(Signature)
Name: Anna Avalos
Title: Head of People
ACCEPTED AND AGREED:

Jennifer Nuckles
/s/ Jennifer Nuckles
(Signature)
5/16/2018
Date
Anticipated Start Date: June 3, 2019
Attachment A: Confidential Information and Invention Assignment Agreement

ATTACHMENT A
CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT
(See Attached)